PROLOGIC MANAGEMENT SYSTEMS, INC.
                                 AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS


                       YEARS ENDED MARCH 31, 2004 and 2003

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                                    CONTENTS





Report of Independent Certified Public Accountants (March 31. 2004)                                             F-3
Report of Independent Certified Public Accountants (March 31, 2003)                                             F-4

Consolidated Financial Statements
     Consolidated Balance Sheet                                                                                 F-5
     Consolidated Statements of Operations                                                                      F-6
     Consolidated Statements of Changes in Stockholders' Deficit                                                F-7
     Consolidated Statements of Cash Flows                                                                      F-8

Notes to Consolidated Financial Statements                                                                      F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Prologic Management Systems, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Prologic Management Systems, Inc. and subsidiary (the "Company") as of March 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prologic Management Systems, Inc. and subsidiary as of March 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit. The Company has also had all of its operating assets foreclosed upon and no longer has any continuing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/EPSTEIN, WEBER & CONOVER, PLC
   Scottsdale, Arizona
   June 28, 2004

             Report of Independent Registered Public Accounting Firm



Board of Directors and Stockholders
Prologic Management Systems, Inc. and Subsidiary
Tucson, Arizona

We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows of Prologic Management Systems, Inc. and Subsidiary for year ended March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Prologic Management Systems, Inc. and Subsidiary's operations and its cash flows for the year ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ BDO Seidman, LLP
Los Angeles, California

May 28, 2003, except for note 3, which is as of July 13, 2004

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEET



ASSETS

 Cash                                                                         $      1,581
 Prepaid expenses                                                                    8,782
                                                                               ------------

TOTAL ASSETS                                                                  $     10,363
                                                                               ------------

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable                                                             $  1,632,612
 Notes payable (Note 4)                                                          1,131,756
 Sales taxes payable                                                               375,936
 Accrued expenses                                                                  559,987
 Accrued dividends                                                                 178,700
                                                                               ------------

TOTAL LIABILITIES                                                                3,878,991
                                                                               ------------

Commitments and contingencies (Note 10)


Mandatorily Redeemable Preferred stock (Note 6):
 Series A cumulative convertible preferred stock, no par value,
  16,667 shares authorized, 16,667 shares issued and outstanding,
  aggregate liquidation preference of $100,002                                     100,000
 Series B cumulative convertible preferred stock, no par value,
  100,000 shares authorized, 9,500 shares issued and outstanding,
  aggregate liquidation preference of $95,000                                       68,588
 Series C cumulative convertible preferred stock, no par, 100,000 shares authorized, 55,850 shares issued and outstanding,
  aggregate liquidation preference of $558,500                                     558,500

                                                                               ------------

Total Mnadatorily Redeemable Preferred Stock                                       727,088
                                                                               ------------

STOCKHOLDER'S DEFICIT:
 Common stock, no par value, 50,000,000 shares authorized,
  7,275,048  shares issued and outstanding at March 31, 2004                    10,205,073
 Additional paid in capital                                                        970,766
 Accumulated deficit                                                           (15,771,555 )
                                                                               ------------

TOTAL STOCKHOLDERS' DEFICIT                                                     (4,595,716 )
                                                                               ------------

TOTAL LIABILITIES, PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT                                                       $     10,363
                                                                               ------------


          See accompanying notes to consolidate financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS






                                                                      Years ended March 31,
                                                                    -------------------------
                                                                          2004          2003
                                                                    -----------   -----------

REVENUE                                                            $         -   $         -
                                                                    -----------   -----------

OPERATING EXPENSES:
 General and administrative                                            111,283       184,174
                                                                    -----------   -----------

       Total operating expenses                                        111,283       184,174
                                                                    -----------   -----------

OPERATING LOSS                                                        (111,283 )    (184,174 )
                                                                    -----------   -----------

OTHER (INCOME) EXPENSE:
 Interest expense                                                      547,030       623,262
 Other (income)                                                         (2,433 )     (18,575 )
                                                                    -----------   -----------
      Total other expense                                              544,597       604,687
                                                                    -----------   -----------

LOSS BEFORE INCOME TAXES AND
   DISCONTINUED OPERATIONS                                            (655,880 )    (788,861 )
                                                                    -----------   -----------

INCOME TAX (BENEFIT) PROVISION                                               -             -
                                                                    -----------   -----------

LOSS FROM CONTINUING OPERATIONS                                       (655,879 )    (788,861 )
                                                                    -----------   -----------

LOSS FROM DISCONTINUED OPERATIONS
   Loss from operations of discontinued segments,
     no income tax effect                                            1,031,134     2,345,294
   Gain from disposal of assets in discontinued business
    segments,    no income tax effect                               (8,705,832 )           -
                                                                    -----------   -----------
       Total (gain) loss from discontinued operations               (7,674,698 )   2,345,294
                                                                    -----------   -----------

NET INCOME (LOSS)                                                  $ 7,018,818   $(3,134,155 )
                                                                    ===========   ===========


Weighted average number of common shares:
 Basic and diluted                                                   7,275,048     7,230,806
                                                                    -----------   -----------

Basic and Diluted Income (Loss) per common share:
 Continuing operations                                             $     (0.10)  $     (0.12 )
 Discontinued operations                                                  1.05         (0.32 )
                                                                    -----------   -----------
 Net income (loss) per share                                       $      0.95   $     (0.44 )
                                                                    -----------   -----------

       See accompanying notes to consolidate financial statements.


PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

                                                                                                                          -0-
*T
                         Mandatorily         Convertible                                            Additional
                                Redeemable
                          Preferred Stock
------------------------------------------------------------------------------------------------------------------------------
                Series A       Series B        Series C  Subscription                   Common Stock  Paid-In   Accumulated
          Shares Amount  Shares  Amount         Amount   Receivable     Total   Shares     Amount    Capital        Deficit
               Total
                                  Shares
------------------------------------------------------------------------------------------------------------------------------
Balance,
 March 31,
 2002      16,667 $100,000 9,500 $68,58855,850 $750,000 $(191,500)$727,088 7,014,591 10,145,169 $961,366 $(19,509,518)$ (8,402,983)

Issuance
 of stock
 dividend                                                                       260,457      59,904                         59,904

Dividends
 on
 preferred
 stock                                                                                                                    (73,350)

Net
 loss                                                                                                      (3,134,155) (3,134,155)
------------------------------------------------------------------------------------------------------------------------------

Balance,
 March 31,
2003      16,667 $100,000 9,500 $68,58855,850 $750,000 $(191,500)$727,088 7,275,048 $10,205,073 $961,366 $(22,717,023)$(11,550,584)

Dividend
 accrual                                                                                                     (73,350)      (73,350)

Warrants issued
 for services
 performed                                                                                                     9,400         9,400

Cancellation of
 subscription
 receivable                                    (191,500)    191,500        -                                                   -

Net
 income                                                                                                    7,018,818    7,018,818

------------------------------------------------------------------------------------------------------------------------------
Balance,
 March 31,
       2004 16,667 $100,000 9,500 $68,58855,850 $558,500 $- $727,088 7,275,048 $10,205,073 $970,766 $(15,771,555)$ (4,595,716)
==============================================================================================================================



       See accompanying notes to consolidate financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                         Years ended March 31,
                                                                             2004          2003
                                                                       -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                    $ 7,018,818   $(3,134,155 )
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  (Gain) Loss from discontinued operations                             (7,674,698 )   2,345,294
  Warrants issued for services performed                                    9,400             -
   Change in assets and liabilities (net of discontinued
    operations):
     Accrued expenses                                                     229,419       117,047
                                                                       -----------   -----------

Net cash (used in)  continuing operations                              (  417,061 )   ( 671,814 )

Net cash provided by (used) in discontinued operations                     95,942     ( 634,496 )
                                                                       -----------   -----------

Net cash (used in) operating activities                                  (321,119 )  (1,306,310 )
                                                                       -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment                                                     (3,170 )    (115,991 )
                                                                       -----------   -----------

Net cash (used in) investing activities                                    (3,170 )    (115,991 )
                                                                       -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in line of credit                                                   -       205,000
 Issuance of long-term debt and notes payable                             101,218     1,413,320
 Repayment of debt                                                          7,748       (60,395 )
                                                                       -----------   -----------

Net cash (used in) provided by financing activities                       108,966     1,557,925
                                                                       -----------   -----------

Net (decrease) increase in cash                                          (215,323 )     135,624

Cash, beginning of year                                                   216,904        81,280
                                                                       -----------   -----------

Cash, end of year                                                     $     1,581   $   216,904
                                                                       ===========   ===========

SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION:
 Cash paid during the year for interest                               $    65,737   $    92,713
                                                                       ===========   ===========

NON-CASH FINANCING AND INVESTING ACTIVITIES:
 Preferred stock dividends paid in common stock                       $         -   $    59,904
                                                                       ===========   ===========
 Acquisition of Solid Systems:
   Assets acquired                                                    $         -   $ 1,309,829
                                                                       ===========   ===========
   Liabilities assumed                                                $         -   $ 1,309,829
                                                                       ===========   ===========
   Warrants issued for services performed                             $     9,400   $         -
                                                                       ===========   ===========
 Assets transferred in foreclosure action                             $ 2,708,421   $         -
                                                                       ===========   ===========
 Debt forgiven in foreclosure action                                  $ 9,282,958   $         -
                                                                       ===========   ===========



       See accompanying notes to consolidate financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 1--ORGANIZATION AND OPERATIONS

Nature of Business and Summary of Operations

Prologic Management Systems, Inc. (the "Company") is an Arizona corporation founded in 1984. During the fiscal year, the Company, operating through its wholly owned subsidiary, BASIS, Inc., provided commercial systems integration and professional services firm, specializing in high-availability, fully integrated systems, providing systems integration services, networking services, security and database software for the commercial market.

Prior to a foreclosure action in February of 2004, the Company provided systems integration services, technology products and related services. The majority of the Company's revenues were generated from systems integration and related product sales. The Company had established sales and/or integration offices in Tucson, Arizona (BASIS), Emeryville, California (BASIS), Scottsdale, Arizona (BASIS), Portland, Oregon (BASIS), Houston, Texas (Solid Systems), Austin, Texas (Solid Systems), Dallas, Texas (Solid Systems), and New Orleans, Louisiana (Solid Systems) to offer proximity to its customer and vendor base.

As a result of a foreclosure on substantially all of the Company's assets, the Company ceased to have ongoing business operations. Management is analyzing options regarding the Company's solvency and creditor issues facing the Company as well as seeking potential business opportunities that may be appropriate for the Company's long-term growth strategy.

The Company had sales and services offices in California, Oregon, Arizona, Texas and Louisiana. The assets located at these operating offices were taken by GE Access under the foreclosure action. The Company will not be operating any business in the near term.

On February 2, 2004, the Company and its wholly owned subsidiary, Basis, Inc., each filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court District of Arizona.

On February 13, 2004, in the United States Bankruptcy Court, debtors Basis, Inc. ("Basis") and Prologic Management Systems, Inc. ("Prologic") (collectively, the "Debtors"), and secured creditor MRA Systems, Inc. d/b/a GE Access ("GE Access) jointly moved and agreed to the dismissal of the jointly administered Chapter 11 cases in a Joint Motion To: (1) Terminate the automatic stay to allow GE Access to Immediately Notice Its Foreclosure Sale Pursuant to Applicable Non-Bankruptcy Law; and (2) Dismiss Chapter 11 Cases. The Judge approved the motion dismissing the Chapter 11 case(s) thus allowing GE Access to foreclose on all of the assets of the Debtors.

On February 24, 2004, GE Access foreclosed on and took possession of all of the assets of Prologic Management Systems, Inc. and the Company's BASIS, Inc. subsidiary. As part of the foreclosure agreement, GE Access agreed to waive its deficiency claim against the Company subject to certain terms and conditions placed on the Company. This included compliance with the conditions of the foreclosure and representations by the Company as to asset disclosure. As of the date of this report, the Company believes it is in compliance with these terms and conditions.

As of March 31, 2004, Prologic had remaining approximately $3,880,000 of liabilities and obligations to third parties. Further, as part of the foreclosure agreement all employees were terminated effective February 24, 2004.

The Company has no operations and no sources of revenue. The Company does not have any current agreements or plan to replace the assets or business units taken under the foreclosure action.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


Management's Plans

The Company's ability to continue in operations during the last several years had depended upon the continuing receipt of financial accommodations from a key lender, MRA Systems, Inc. d/b/a GE Access. In November 2003, this lender notified the Company that it was in default on a $610,000 note that was due and payable on September 26, 2003, and on a $5,000,000 note due and payable in April 2004. The Company's obligations to this lender are secured by security interests covering all or substantially all of the Company's assets.

The Company faces many operating and industry challenges. There is now no meaningful operating history to evaluate the Company's prospects for successful operations. The Company has operated in a highly competitive industry and has incurred operating losses and negative operating cash flow. Future losses are anticipated and the Company's plan of operations, even if successful, may not result in cash flow sufficient to finance the expansion of its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management plans include intentions to acquire an operating business. Management believes it can successfully complete an acquisition and raise sufficient capital that will enable the Company to continue as a going concern. However, there are no assurances that such a transaction will occur. The uncertainty of future funding and the lack of cash flow from operations raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

All of the information provided herein regarding the operations and the financial performance of the Company are provided for historical and financial reporting purposes. The operations and the respective performance for the fiscal year ending March 31, 2004 will provide no basis for any future activities.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Prologic and its subsidiary, BASIS. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid investments with maturity of three months or less when purchased.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The carrying amount of accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The terms of notes payable and other long-term obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

Revenue Recognition

The Company recognizes revenue from the sale of third-party hardware and software products upon shipment from the vendor to the end user, or when shipped from the Company, whichever is appropriate. Title transfers FOB shipping point. Revenue is recognized on sales of third-party maintenance agreements upon receipt of the billing invoice from the vendor at which time the Company retains no further obligation to the customer or vendor. Revenue from professional services is recognized upon completion of the work and notification from the customer of their acceptance. Revenue from software licensing is recognized in accordance with Statement of Position 97-2, Software Revenue Recognition. Revenue from software licensing is recognized when delivery of the software has occurred, a signed non-cancelable license agreement has been received from the customer and any remaining obligations under the license agreement are insignificant. Revenue associated with agreements to provide product support services is recognized as related services are provided. Revenue from annual or other renewals of maintenance contracts is deferred and recognized on a straight-line basis over the term of the contracts.


Income Taxes

The Company accounts for income taxes utilizing the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether or not it is likely that the net deferred tax asset will be realized.

Earnings/Loss Per Share

FASB Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128) provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the entity. At March 31, 2004 and 2003, potential common stock, consisting of stock options, warrants and convertible preferred stock totaling 2,182,211 and 2,392,523, respectively, are excluded from the computation of diluted earnings per share because they are anti-dilutive. As the loss from continuing operations is the control number for the determination of whether securities are dilutive, such securities are considered anti-dilutive for the year ended March 31, 2004 as well.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


The following table presents the computation of basic and diluted loss per share from continuing operations for the fiscal years ended March 31:



                                                                      Weighted Average
                                                     Loss                  shares             Per share
                                              ------------------    -------------------    -----------------
2004
Net income                                        $   7,018,818
Discontinued operations                              (7,674,698)
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (729,230)
                                              ==================

Basic loss per share                                 $ (729,230)          7,275,048             $   (0.10)
Effect of dilutive securities                               N/A
Diluted loss per share                               $ (729,230)          7,275,048             $   (0.10)

2003
Net loss                                          $  (3,134,155)
Discontinued operations                               2,345,294
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (862,211)
                                              ==================

Basic loss per share                              $    (862,211)          7,230,806             $   (0.12)
Effect of dilutive securities                               N/A
Diluted loss per share                            $    (862,211)          7,230,806             $   (0.12)


Stock-Based Compensation

The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize employee related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 "Accounting for Stock Issued to Employees", the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using fair value measurement criteria. The Company has elected to account for its stock-based compensation plans under APB No. 25


New Accounting Pronouncements

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


In June 2003 the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" SFAS No. 150 requires certain instruments, including mandatorily redeemable shares, to be classified as liabilities, not as part of shareholders' equity or redeemable equity. For instruments that are entered into or modified after May 31, 2003, SFAS No. 150 is effective immediately upon entering the transaction or modifying the terms. For other instruments covered by Statement 150 that were entered into before June 1, 2003, Statement 150 is effective for the first interim period beginning after June 15, 2003. The Company has evaluated the provisions of SFAS No. 150. The redeemable preferred stock does not meet the criteria for classification as liabilities in accordance with SFAS No. 150. Therefore, all of preferred stock that was previously presented between liabilities and equity on the balance sheet remains presented as such. The Company anticipates conversion of all its redeemable preferred stock into common stock by the end of the second quarter of fiscal 2005.

In November 2002, the FASB issued interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees. Including indirect Guarantees of Indebtedness of Others," which disclosures are effective for financial statements for periods ending after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees would only result in immaterial increases in future costs, but do not represent significant commitments or contingent liabilities of the indebtedness of others.

In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which requires the consolidation of variable interest entities, as defined. FIN 46 is applicable immediately for variable interest entities created after January 1, 2003. For variable interest entities created prior to January 1, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not currently believe that any material entities will be consolidated as a result of FIN 46.

NOTE 3-- DISCONTINUED OPERATIONS

In the year ended March 31, 2004, the Company divested of its only operating segment through a foreclosure action with its primary creditor.

     ------------------------- ------------------------------------- --------------- ---------------
         Remaining Assets     Remaining Liabilities                  Revenues for       Revenues for
        at March 31, 2004       at March 31, 2004                    the year ended      the year
        ------------------      -----------------                    March 31, 2004      ended
                                                                     --------------      March 31, 2003
                               Accounts payable and                                      --------------
                               accrued expenses     $ 1,984,613

     NONE                      Notes payable          1,020,100        $ 14,103,523    $ 18,082,399
                                                      ---------
                                                    $ 3,004,713
                                                      =========

     ------------------------- ------------------------------------- --------------- ---------------

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

Through the foreclosure process discussed in Note 1, the Company transferred all of its cash, accounts receivable, inventories and equipment to its primary creditor. The creditor assumed the Company's existing maintenance contracts. The Company realized a gain on the relief of the debt due to this creditor as a result of the foreclosure action. The Company estimated that the fair value of the assets surrendered in the foreclosure approximated the carrying value. The majority of the asset value was comprised of current assets such as cash, accounts receivable and inventories. The carrying value of the equipment surrendered in the foreclosure was approximately $193,000. Based on estimates of comparable used computer equipment, management believed that the carrying value approximated the fair value at the time of the foreclosure. The following summarizes the foreclosure transaction:



Assets surrendered:
  Cash                         $1,083,616
  Accounts receivable           1,120,798
  Inventories                     141,879
  Prepayments and deposits        144,026
  Tradenames                       25,000
  Equipment                       193,102
                              ------------
   Total assets surrendered     2,708,421
                              ------------

Liabilities satisfied:
  Deferred revenue                688,448
  Accounts payable                471,899
  Line of credit                  610,000
  Notes payable                 8,672,958
  Accrued interest                970,948
                              ------------
   Total liabilities
    satisfied:                 11,414,253
                              ------------

Gain on foreclosure            $8,705,832
                              ============

The creditor has agreed to waive its deficiency claim against the Company subject to certain terms and conditions placed on the Company. This includes compliance with the conditions of the foreclosure and representations by the Company as to asset disclosure. Management believes that the Company has complied with these terms and conditions.

The Company has made accruals for approximately $200,000 at March 31, 2004 related to estimated lease settlements.

NOTE 4--NOTES PAYABLE

Notes payable as of March 31, 2004 are as follows:

 Notes payable, interest at 2% per month, previously secured by various equipment, originally due on March 31, 1998, note is in default and is
   currently payable and collateralized by common stock.                                           $     100,000


                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

 Software purchase agreement for minimum royalties of $250,000, secured by purchased software, originally due on December 31, 2001.  Note is in
   default and has since been settled in a legal judgment.                                                68,000

 Note payable, interest at 8.5%, unsecured, principal and interest of $2,100
   due monthly through March 31, 2004.                                                                    60,186

 Note payable, interest at 11% per annum on the outstanding principal, quarterly payments of $25,000 through October 12, 2001. Note is in default. 75,000







 Note payable, interest at 11% per annum on the outstanding principal, monthly payments of $50,000 through June 30, 2000 with a balloon payment
   of the remaining balance.  Note is past due.                                                          722,910

 Other unsecured notes requiring a total of $25,555 in monthly principal and interest payments with interest up to 24% per annum. The three notes are
   in default and currently due.                                                                         105,660
                                                                                                     ------------


 Total notes payable                                                                                 $ 1,131,756
                                                                                                     ------------


The notes payable are all in default and currently payable. The Company is attempting to negotiate payment terms with the creditors.


NOTE 5--INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         Income taxes for years ended March 31, 2004, is summarized as follows:


    Current Provision                                    $     2,377,671
    Deferred (Benefit) Provision                              (2,377,671)
                                                            --------------

              Net income tax provision                   $          -  0 -
                                                            ==============

The Company has net operating loss carryforwards approximating $12,108,000 for federal income tax purposes, which expire in varying amounts from 2004 through 2021. Utilization of the net operating loss carryforwards may be significantly limited or eliminated as a result of change in ownership as defined in Section 382 of the internal revenue code. The Company has net operating loss carryforwards approximating $11,900,000 for state income tax purposes, which expire in varying amounts from 2004 through 2007. The deferred income tax asset was reduced by $15,000 during the year ended March 31, 2004 due to the expiration of state net operating loss carryforwards of approximately $240,000. Since there is no net income tax effect and all operations are consolidated for income tax purposes, there is no allocation between continuing and discontinued operations.

A reconciliation of the difference between the provision for income taxes and the amount that would be computed using statutory federal and state income tax rates is as follows for the years ended March 31,:

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004



                                                        2004                         2003
                                                        ----                         ----

     Federal statutory rates                           $ 2,386,000       34%     $ (1,066,000)     (34)%
     State income taxes                                    421,000        6%        (186,000)       (6)%
     (Utilization)/increase of valuation
           allowance associated with net
           operating loss carryforwards                 (2,506,000)     (35)%        1,211,000      39%
     Reduction in valuation alownace for
      other deferred income tax assets
      utilized                                            319,000        (5)%           41,000       1%
                                                 ------------------ --------- ----------------- ---------
     Effective rate                                     $     - 0 -       0%          $    - 0     -  %
                                                 ================== ========= ================= =========

A detail of the net deferred tax asset is as follows:

                                                                                       Years ended March 31,
                                                                                   ------------------------------
                                                                                       2004             2003
                                                                                   -------------    -------------

 Deferred tax assets:
   Net operating loss carryforward                                               $    4,513,000   $    7,017,000
   Allowance for doubtful accounts                                                            -           87,000
    Intangible assets                                                                    60,000
   Deferred maintenance revenue                                                               -          367,000
   Other accruals                                                                        78,000            5,000
                                                                                   -------------    -------------
 Total deferred tax assets                                                            4,651,000        7,476,000
                                                                                   -------------    -------------

 Less valuation allowance                                                            (4,651,000 )     (7,476,000 )
                                                                                   -------------    -------------

 Net deferred tax assets                                                         $            -   $            -
                                                                                   -------------    -------------

     Net deferred tax assets have been offset by a valuation allowance because of uncertainties that such assets will be realized. During the year ended March 31, 2004, the valuation allowance was decreased by $2,825,000 representing the utilization of the net operating loss carryforwards and reversal of temporary differences related to deferred income tax assets.


NOTE 6--CAPITAL STOCK

Common Stock

In fiscal 2003, the Company issued common stock dividends totaling 260,457 shares to holders of its Series B and Series C preferred stock. The fair value of these shares was $59,904 on the date of grant.

Common Stock Warrants

In fiscal 2004, the Company issued warrants to purchase 60,000 and 10,000 shares of common stock at $0.50 and $0.65 per share respectively. These warrants were granted as consideration for services rendered. The fair value of the warrants was recorded as consulting expense of $9,400.

Series A Cumulative Convertible Preferred Stock

The Series A preferred stock agreement provides for dividends at the rate of 8%, payable quarterly in cash or shares of common stock at a stated price of $2.00 per share, at the discretion of the Company's Board of Directors. Cumulative unpaid dividends totaled approximately $48,000 and $40,000 at March 31, 2004 and 2003, respectively. Holders of Series A preferred stock have liquidation preference over holders of common stock and receive $6.00 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation event.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

Holders of Series A preferred stock may convert each share of Series A preferred stock into shares of common stock with a minimum stated value of $2.00 per share beginning after June 1998, at a conversion rate of $6.00 per preferred stock share (each share of Series A preferred is convertible into three shares of common stock), subject to adjustment. In addition, for each share of common stock received through conversion, holders were entitled to receive one warrant to purchase one share of common stock at the conversion price ($2.00 per share). Warrants issued under this agreement expired in December 2000.

Series A preferred stock is subject to conversion 12 months after the issuance, at the option of the Company, contingent upon an increase in the price of common stock equal to at least 150% of the conversion price ($3.00 per share, subject to adjustment).

Series B Cumulative Convertible Preferred Stock

In March 1998, the Company authorized 100,000 shares of 10% Series B Cumulative Convertible preferred stock (Series B preferred). The Series B preferred stock agreement provides for dividends at a rate of 10% of the issued and outstanding balance payable semi-annually beginning October 31, 1998, in cash or shares of common stock, subject to provisions in the agreement. Cumulative unpaid dividends totaled approximately $19,000 and $9,500 at March 31, 2004 and 2003, respectively.

Series B Preferred may be converted to common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25).

During February 2001, certain holders of Series B preferred stock converted 62,500 shares of preferred stock into 277,782 shares of common stock at a conversion rate of 4.44 common shares to one preferred share. The Company may redeem Series B preferred at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

Holders of Series B preferred stock have liquidation preference over holders of common stock. In the event of liquidation, Series B preferred shareholders will receive $10 per share plus accrued dividends. The agreement defines a more than 50% change in voting power as a liquidation.

Series C Cumulative Preferred Stock

In December 1999, the Company authorized 100,000 shares of 10% Series C Cumulative Convertible preferred stock. The Series C preferred stock provides for dividends at the rate of 10% payable semi-annually beginning April 30, 2000, to be paid in cash or shares of common stock, subject to provision in the agreement. Cumulative unpaid dividends totaled approximately $111,700 and $55,850 at March 31, 2004 and 2003, respectively.

Series C preferred stock may be converted into common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25), subject to adjustment.

The Company may redeem the Series C preferred stock at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


Holders of Series C preferred stock have liquidation preference over holders of common stock and receive $10 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation.

In fiscal 2000, the Company issued 55,850 shares of Series C preferred stock to two entities in which officers of the Company hold interests. Of the 55,850 shares issued, the Company received $337,720 in cash and $220,780 in conversion of debt from a related party. The due date of the remaining $191,500 for an additional 19,150 shares had been extended pending settlement of the Series B litigation. The balance of $191,500 and the associated shares under the subscription have since been cancelled.

During the fiscal year ended March 31, 2004, no dividends were paid to holders of the Company's Series B Preferred Stock and Series C Preferred Stock. In the prior fiscal year, dividends totaling 260,457 shares of common stock valued, in the aggregate, at $59,904 were paid to holders of the Company's Series B Preferred Stock and Series C Preferred Stock.

All series of preferred stock do not embody unconditional obligations for redemption at a specified date or upon an event certain to occur. The Company's preferred stock was previously presented between equity and liabilities in the statement of financial position. Under Statement of Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the preferred stock does not fall within the definition of a liability.

NOTE 7--STOCK OPTION PLAN

During 1995, the Company's Board of Directors approved the 1994 Stock Option Plan (the "Plan"). The maximum number of shares that may be issued pursuant to the Plan, as amended, is 3,500,000, and the Plan expires March 29, 2011. Options granted under the Plan include incentive and nonqualified stock options, with vesting determined on the grant date, not to exceed ten years, and are exercisable over a ten-year maximum period at a price no less than 100% of the fair market value of the common stock at the date of grant.

The Company has elected to account for its stock-based compensation plans under APB No. 25 and has therefore recognized no compensation expense in the accompanying consolidated financial statements for stock-based employee awards granted as the option price for all employee options grants exceeded the fair value of the Company's common stock on the date of grant. Additionally, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 2003 using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                    2004               2003
                                                                                   Options           Options
                                                                                 ------------      -------------

 Risk free interest rate                                                                4.85 %             5.01 %
 Expected dividend yield                                                                   -                  -
 Expected lives                                                                      5 years            5 years
 Expected volatility                                                                  156.93 %           169.84 %

If the Company had accounted for its stock-based employee compensation plans using a fair value based method of accounting, the Company's net income (loss) and income (loss) per common and common share equivalent would have been as follows:

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004




                                                                                      Years ended March 31,
                                                                                  -------------------------------
                                                                                      2004              2003
                                                                                  -------------     -------------

 Net income (loss)- as reported                                                 $    7,018,818    $   (3,134,155 )
 Less fair value of stock-based employee compensation expense                          (66,981 )         (43,627 )
                                                                                  -------------     -------------
 Net income (loss)- pro forma                                                   $    6,951,837    $   (3,177,782 )
                                                                                  =============     =============

 Net income (loss) per share (basic and diluted) - as reported                  $         0.95    $         (.43 )
                                                                                  =============     =============
 Net income (loss) per share (basic and diluted) - pro forma                    $         0.95    $         (.44 )
                                                                                  =============     =============

The effects of applying SFAS No. 123 for pro forma disclosures for 2004 and 2003 are not likely to be representative of the effects on reported net loss and loss per common and common share equivalent for future years, because options vest over several years and additional awards generally are made each year.

The following table summarizes the activity under the Company's stock option plan:

                                                                          Years ended March 31,
                                                        ----------------------------------------------------------
                                                                  2004                            2003
                                                        --------------------------     ---------------------------
                                                        Number of       Price           Number of       Price
                                                          Shares        Per Share        Shares         Per Share
                                                        -----------     ----------     ------------     ----------

 Options outstanding, beginning of year                  1,120,300    $      0.56        1,331,500    $      0.71
   Granted                                                 210,300           0.50          375,300           0.50
   Canceled/expired                                       (315,500 )         0.65         (586,500 )         0.50
   Exercised                                                     -                               -              -
                                                        -----------     ----------     ------------     ----------

 Options outstanding, end of year                        1,015,100    $      0.52        1,120,300    $      0.56
                                                        -----------     ----------     ------------     ----------

 Options exercisable, end of year                        1,015,100    $      0.52          978,466    $      0.57
                                                        -----------     ----------     ------------     ----------

 Weighted average fair value of options granted                       $      0.16                     $      0.50
                                                                        ----------                      ----------

There were 2,471,700 options available for grant under the plan at March 31, 2004.

Options outstanding and exercisable by price range as of March 31, 2004 are as follows:

                                                            Weighted
                                                            Average        Weighted                       Weighted
                                                           Remaining       Average                        Average
                                          Options         Contractual      Exercise        Options        Exercise
Range of Exercise Prices                Outstanding           Life          Price        Exercisable       Price
                                       --------------     -------------   -----------   ---------------  -----------

$.50                                         990,100              8.19    $     0.50           990,100      $   0.50
$1.38                                         25,000              1.10    $     1.38            25,000      $   1.38
                                       --------------     -------------     ---------   ---------------       -------

$.50 - $1.38                               1,015,100              7.64    $     0.52         1,015,100      $   0.57
                                       --------------     -------------     ---------   ---------------       -------


NOTE 8--401(k) PLAN

The Company's 401(k) plan was frozen and terminated in the year ended March 31, 2004. Participants have been notified to withdraw funds. In fiscal 2004 and 2003, the Company did not contribute to the 401(k) plan.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 9--RELATED PARTY TRANSACTIONS

In connection with the April 22, 2003 resignation of Mr. James M. Heim, an officer of the Company, and at Mr. Heim's request, as part of the Company's separation agreement with Mr. Heim the Company agreed to transfer to Mr. Heim ownership rights to all of the Company's proprietary software products, which comprised 1.2% in the fiscal year ended March 31, 2003, and less than 1.6% of the Company's revenues in each of the previous 3 fiscal years. There was no carrying value of assets related to these proprietary software products. Mr. Heim assumed the balance of the maintenance contracts through a transfer of cash of approximately $39,000 representing the carrying amount of the related obligation on the Company's balance sheet at the time of the transfer.

NOTE 10--COMMITMENTS AND CONTINGENCIES

The Company's administrative and accounting records are located in Tucson, Arizona in a storage facility consisting of approximately 300 square feet under a month-to-month lease. If the Company requires additional or alternate space within the next twelve months, the Company believes that space sufficient to meet its requirements will be available on commercially reasonable terms. Rent expense under operating leases for the years ended March 31, 2004 and 2003 was $512,688 and $292,679, respectively. There was one operating lease that has a remaining non-cancelable lease term in excess of one year at March 31, 2004. Minimum annual lease payments under this arrangement are $30,420 and $17,745 for the years ended March 31, 2005 and 2006 respectively. The lease expires in October 2005.

Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make is unlimited. However, the Company has a directors and officer liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of March 31, 2004.

On August 1, 2000, certain holders of the Company's Series B Convertible Preferred Stock filed an action in the Arizona Superior Court, Pima County (Pace Investment Co., Inc., et al. v. Prologic Management Systems, Inc., CV 20003999). The Company filed a counterclaim against the Plaintiffs, petitioning the court to, amongst other things, affirm the Company's position and deny the Plaintiffs' claims. On April 30, 2003, the parties negotiated a settlement agreement whereby the Company would issue the plaintiffs 2.63 shares of Prologic common stock for each dollar ($1.00) of money originally invested by the plaintiffs, reduced by the number of common shares that have been issued to each current preferred stockholder as dividends on the preferred stock. The total number of shares of common stock to be issued to the plaintiffs is 1,197,634 shares. The parties have agreed to dismiss with prejudice all claims in this case. The parties are in the process of executing the settlement agreement, after which time the common shares due thereunder will be issued. The parties intend to settle the dispute without the aide of the courts.

On May 19, 2003, a complaint was filed by Avnet against Prologic to collect approximately $150,000 owed by Prologic to Avnet. (Avnet Computer Marketing Group v. Prologic Management systems, Inc., C20032814). Prologic does not deny this debt and has agreed to a stipulated judgment for the full debt owed in this matter. An Entry of Default was granted on January 13, 2004 for a total amount of $150,522, which includes costs and legal fees of $212.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

On October 7, 2003, a complaint was filed by Jonathan Neil & Associates against Basis to collect approximately $265,000 owed by Basis to Pioneer Standard Electronics, Inc. (Jonathan Neil & Associates, Inc. v. Basis, Inc., RG03-120611). On December 8, 2003, the plaintiff requested from the court an Entry of Default. An Entry of Default was granted on January 12, 2004 for a total amount of $373,919 which includes interest of $83,332, plus costs and legal fees of $25,312.

On October 23, 2003, a complaint was filed by Holualoa against Prologic to collect approximately $194,000 allegedly owed by Prologic for the lease of office space in Tucson, Arizona (Holualoa Butterfield Industrial LLC v. Prologic Management Systems, Inc., C20035918). The plaintiff requested from the court an Entry of Default and it was granted on March 11, 2004 for a total amount of $196,028 which includes costs and legal fees of $5,898.

On December 23, 2003, a complaint was filed by Nextera against Prologic to collect approximately $80,000 owed by Prologic under the terms of a promissory note (Nextera Business Performance Group, Inc. v. Prologic Management Systems, Inc., MICV2003-05209-H).. On April 14, 2004, the plaintiff requested an Entry of Default. An Entry of Default was granted on May 28, 2004 for a total amount of $85,340, which includes interest of $17,340.

The Company acknowledges the possibility that creditors and/or former employees in the future may file additional lawsuits. However, there have been no such specific asserted claims that have not been accrued for in the accompany balance sheet at March 31, 2004. The Company's primary creditor, with whom the Company entered into a foreclosure action, has acknowledged that it has a deficiency claim against the Company. The amount of the claim is uncertain. As part of the foreclosure agreement, the creditor has agreed to waive its deficiency claim against the Company subject to certain terms and conditions placed on the Company. This included compliance with the conditions of the foreclosure and representations by the Company as to asset disclosure. As of the date of this report, the Company believes it is in compliance with these terms and conditions.

     All obligations under these judgements have been accrued at March 31, 2004

NOTE 11-- ACQUISITION OF ASSETS FROM SOLID SYSTEMS, INC.

On June 15, 2002, the Company closed an acquisition effective May 31, 2002 whereby the Company acquired, in a non-cash asset purchase, four (4) offices and associated personnel and equipment, from Solid Systems, Inc., an information technology service provider. The offices are located in Dallas, Austin and Houston, Texas, and New Orleans, Louisiana. The Company, since June 1, 2002, has continued the systems integration and maintenance business as the Solid Systems Division of Basis, Inc. ("Solid Systems"). The results of operations of Solid Systems have been included in the Company's consolidated results of operations from May 31, 2002, the acquisition date, through the end of this period.

Pursuant to the agreement, Solid Systems, Inc. assets were sold and transferred to the Company in consideration for the assumption of liabilities. The transaction was accounted for using the purchase method. Assets totaling approximately $1,309,000 included: accounts receivable ($907,000), prepaid maintenance contracts and prepaid expenses ($90,000), inventories ($227,000), trade names ($25,000) and computer equipment and furniture ($60,000). The Company intends to use the equipment and office space it acquired from Solid Systems to continue the systems integration and enterprise services business. Liabilities totaling approximately $1,309,000 included: accounts payable ($445,000), accrued expenses ($380,000) and deferred revenue ($484,000).

In the transaction, the Company also acquired the rights to the "Solid Systems" mark, the "solidsystems.com" domain name and "Solidstor" mark.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004

The unaudited proforma combined historical results of operations for the year ended March 31, 2003, as if Solid Systems had been acquired at the beginning of the period, are estimated to be:

 Revenue                                                                                           $    20,745,000
 Net loss available to common shareholders                                                         $    (2,891,000)
 Basic and diluted loss per share                                                                  $        (0.40)

The foregoing unaudited historical results of operations are presented for informational purposes only and do not purport to be indicative of the results that would have been obtained had the acquisition occurred as of an earlier date or of any future results which may be obtained.

                                    * * * * *